Exhibit 15.2

深圳市福田区中心四路 1 号嘉里建设广场 3 座 3803 室 邮编：518048

Unit 3803, Tower 3, Kerry Plaza, No.1 Zhongxinsi Road, Futian District, Shenzhen, China 518048

Tel:  ( 86 755 ) 8285 0609    Fax:  ( 86 755 ) 8285 0605    www.anjielaw.com

March 27, 2020

Bilibili Inc.

Building 3, Guozheng Center

No. 499 Zhengli Road,

Yangpu District, Shanghai, China

as the “Company”

Dear Sirs,

We consent to the references to our firm under the heading “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4.C—Information on the Company—Organizational Structure” in Bilibili Inc.’s Annual report on Form 20-F for the year ended December 31, 2019 (the “Annual Report”), which is filed with the Securities and Exchange Commission (the “SEC”) on March 27, 2020. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. We also consent to the incorporation by reference of the summaries of our opinions that appear in the Annual Report into the registration statement on Form S-8 (File No. 333-226216) that was filed on July 18, 2018, and the registration statement on Form F-3 (No. 333-230660) that was filed on April 1, 2019.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ AnJie Law Firm
AnJie Law Firm